As filed with the Securities and Exchange Commission on November 19, 2008

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 18, 2008

OPPENHEIMER HOLDINGS INC.

Commission File Number 1-12043

Ontario, Canada                                                98-0080034

(State of incorporation)            (IRS employer identification number)

PO Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto Ontario Canada   M4R 1K8

(Address of principal executive offices) (Zip code)

(416) 322-1515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01. Other Events.

The Securities Division of the office of the Secretary of the Commonwealth of Massachusetts filed an administrative complaint against Oppenheimer & Co. Inc. (“Oppenheimer”) and certain of its executives and employees alleging various causes of action with respect to the sale by Oppenheimer of auction rate securities (“ARS”) to its clients. In addition, the complaint alleges that such individuals knew of the imminent failure of the ARS market, and that they acted on such information without informing Oppenheimer clients of such failure. The Massachusetts Securities Division seeks various relief including an order requiring Oppenheimer to offer rescission of sales of ARS at par and requiring Oppenheimer to make full restitution to investors who have already sold their ARS below par.  The Division also seeks an order revoking the Chairman of Oppenheimer’s Massachusetts registration as a broker-dealer agent and requiring Oppenheimer and the named executives and other personnel to pay an administrative fine in an amount to be determined. Oppenheimer and the named parties deny that the allegations made by the Massachusetts Securities Division have any basis in fact or law and they intend to vigorously defend themselves.

Oppenheimer has worked with regulators and financing sources to try to find a means for its clients to find liquidity from their ARS holdings and continues to do so.  Oppenheimer is reviewing the availability of the TARP program and other programs recently announced by the federal government to provide a solution to this serious issue for its clients. Oppenheimer has taken certain actions and is exploring other actions to facilitate the purchase of client-held ARS.

Oppenheimer and the named parties intend to file an answer to the complaint as soon as it has been reviewed.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1	Oppenheimer Holdings Inc. Press Release issued November 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oppenheimer Holdings Inc.

Date: November 19, 2008 By: "E.K. Roberts" --------------------------------- E.K. Roberts President and Treasurer (Duly Authorized Officer and Principal Financial Officer)